 News Release

For more information contact:

Media, please contact:

Chris Romoser, Iomega Corporation, (858) 314-7148, romoser@iomega.com

Analysts/Investors, please contact:

Tom Liguori, Iomega Corporation, (858) 314-7188

FOR IMMEDIATE RELEASE

IOMEGA REPORTS RESTRUCTURING ACTIONS

SAN DIEGO, July 26, 2005 – Iomega Corporation (NYSE: IOM) announced today a restructuring plan to streamline its business strategy and to align its expenses with expected revenues. The restructuring plan includes the realignment of product lines and go-to-market strategies and an approximate 30% workforce reduction (120 employees) with the goal to return to operating profitability. The Company intends to focus its ongoing resources on hard drive-based product solutions (including HDD, NSS and REV™ drives) for consumer and small business markets.

The Company anticipates these actions, when fully implemented, will result in annual cost savings of approximately $38 million to $42 million as compared to first half 2005 run rates. Approximately 85% of the cost reductions are expected to be in operating expenses. The cost reductions include the workforce reduction, consolidation of facilities, consolidation of internal business systems, bringing in-house work that is currently outsourced and a more focused approach to marketing spending.

The restructuring charges, expected to range between $7 million to $10 million, are anticipated to be recorded in the second half of 2005, with the majority anticipated in the third quarter. These charges will reflect expenses associated with the workforce reduction, lease expenses associated with unutilized facilities, termination of contractual obligations, asset write-downs and other miscellaneous charges. The Company anticipates recording additional non-restructuring charges of $1 million to $3 million, primarily in the second half of 2005, associated with product line and information system transitions to further streamline the business and reduce future operating costs. Substantially all of the restructuring and non-restructuring charges are expected to be cash charges.

“As mentioned in our first quarter 2005 conference call, Iomega has been undergoing an evaluation of its business model,” said Werner Heid, president and CEO, Iomega Corporation. “The restructuring actions announced today are expected to result in a crisper market and product focus, a more concentrated R&D effort on HDD solutions system integration and HDD-based removable storage solutions, and a more competitive cost structure and streamlined organization to enable faster decision-making and improved new product time-to-market. It is our goal, based on lower operating expenses and with our current gross margin structure, to achieve operating profitability in the fourth quarter. Longer term, the streamlined organization and faster time-to-market should provide the capability to achieve sales growth and higher margins.”

The Company will further discuss the restructuring plan during its second quarter conference call beginning at 4:30 p.m. Eastern Time on July 28, 2005. The webcast may be accessed at http://www.iomega.com and will be available for replay through the close of business on Thursday, August 11, 2005.

About Iomega

Iomega Corporation provides easy-to-use, high value storage solutions to help people protect, secure, capture, and share their valuable digital information. Iomega’s award-winning storage products include the Iomega® REV™ 35GB drive, available in multiple interfaces, as well as the 10-cartridge, one-drive REV 1000 Autoloader; Zip® 100MB, 250MB, and 750MB drives; high-performance Iomega external hard drives; Iomega Mini USB drives and Micro Mini™ USB drives; Iomega external CD-RW drives; Iomega Super DVD drives and the QuikTouch™ DVD Video Burner; and Iomega floppy USB-powered drives. Iomega simplifies data protection and sharing at home and in the workplace with Iomega Automatic Backup software, Iomega Sync software, HotBurn® CD-recording software, and Active Disk™ technology. For networks, Iomega NAS servers offer capacities of 160GB to 1.6TB. For unlimited capacity and anytime, anywhere access, Iomega offers iStorage™ secure online storage. Iomega also offers businesses and consumers a comprehensive data recovery services solution for recovering lost data due to hardware failure, file corruption, or media damage. The Company can be reached at 1-888-4-IOMEGA (888-446-6342), or on the Web at www.iomega.com.

Special Note Regarding Forward-Looking Statements

Any statements contained in this release regarding the Company’s restructuring plan and anticipated restructuring charges, anticipated realignment of product lines and marketing strategies, workforce reductions, anticipated cost savings and other benefits from the restructure, the goal to returning to operating profitability in the fourth quarter, the intention to focus ongoing resources and R&D efforts on hard drive-based product solutions, system integration, and removable storage solutions, and any other statements that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based upon information available to Iomega as of the date hereof, and Iomega disclaims any intention or obligation to update any such forward-looking statements. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include lower than anticipated sales of our products; unexpected technical, manufacturing, or supply issues with our products; our inability to achieve a competitive cost structure; competition; our inability to maintain stringent quality assurance standards and customer satisfaction; manufacturing and inventory issues; management and key employee turnover; intellectual property disputes; adverse final judgments in litigation; general economic and/or industry-specific conditions; and the other risks and uncertainties identified in the reports filed from time to time by Iomega with the U.S. Securities and Exchange Commission, including Iomega’s most recent Annual Report on Form 10-K.

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Copyright© 2005 Iomega Corporation. All rights reserved. Iomega, Zip, REV, Active Disk, iStorage, Micro Mini, QuikTouch and HotBurn are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries. Certain other product names, brand names and company names may be trademarks or designations of their respective owners.